EXHIBIT 99.1

Applied Industrial Technologies to Acquire
Distribution Businesses of SKF in Australia and New Zealand
Expands Global Capabilities

Cleveland, OH, USA (April 25, 2012) - Applied Industrial Technologies (NYSE: AIT) today announced a definitive agreement to acquire SKF's company-owned distribution businesses in Australia and New Zealand (“SKF Distribution”). The acquisition is expected to be completed by July 1, 2012.

SKF Distribution supplies bearings, seals, lubrication products, and power transmission products through 29 Australian service centers and eight New Zealand locations, all wholly owned. The service centers are supported by central warehouses in Australia and New Zealand and a headquarters in Melbourne. SKF Distribution employs 225 people and had 2011 pro forma sales of approximately US$82 million (AU$79 million).

Neil A. Schrimsher, Applied's Chief Executive Officer, said, “We are excited to expand our global capabilities and global reach. Australia and New Zealand are attractive markets offering growing economies, targeted vertical markets and many common global customers. The SKF Distribution business is an excellent fit, especially considering our operational and cultural similarities along with the shared commitment to providing value-added solutions to our customers. Moreover, the nearly ninety-year relationship between Applied and SKF dates back to the origins of our company, and SKF has always been one of Applied's largest manufacturer-partners. We look forward to serving SKF as a distribution partner in Australia and New Zealand, and we see significant growth prospects through the addition of complementary product lines and solutions. Our expectation is that this acquisition will be accretive in the first year.”

“SKF Distribution provides broad geographic coverage of Australia and New Zealand with strong positions in mining, steel, pulp and paper, forestry, agriculture, building construction, and food and beverage industries,” said Todd A. Barlett, Vice President - Acquisitions and Global Business Development. “The business has significant preferred supplier arrangements with major customers and enjoys a solid reputation as a solutions provider. SKF is one of the largest bearing suppliers in the Australia and New Zealand markets, providing an excellent foundation for growth.”

About Applied
With approximately 480 facilities and 4,600 employee associates, Applied Industrial Technologies is a leading industrial distributor that offers more than 4 million parts critical to the operations of MRO and OEM customers in virtually every industry. In addition, Applied provides engineering, design and systems integration for industrial and fluid power applications, as well as customized mechanical, fabricated rubber and fluid power shop services. Applied also offers maintenance training, plus solutions to meet inventory and storeroom management needs that help provide enhanced value to its customers. For its fiscal year ended June 30, 2011, Applied posted sales of $2.2 billion. Applied can be visited on the Internet at http://www.applied.com.

About SKF
SKF is a leading global supplier of bearings, seals, mechatronics, lubrication systems, and services which include technical support, maintenance and reliability services, engineering consulting and training. SKF is represented in more than 130 countries and has over 15,000 distributor locations worldwide. Annual sales in 2011 were SEK 66,216 million and the number of employees was 46,039. Visit SKF at www.skf.com.

This press release contains statements that are forward-looking, as that term is defined by the Securities and Exchange Commission in its rules, regulations and releases. Forward-looking statements are often identified by qualifiers such as “see,” “expect” and similar expressions. Applied intends that such forward-looking statements be subject to the safe harbors created thereby. Although Applied believes its expectations are based on reasonable assumptions by management, Applied cannot assure that the expectations reflected in this document will be achieved because they are subject to risks and uncertainties that are difficult to predict and may be outside of Applied's control. These risks and uncertainties include the possibility that the benefits anticipated from the transaction will not be fully realized, as well as the possibility the transaction may not close. All forward-looking statements are also based on current expectations regarding important risk factors including trends in the industrial sector of the economy, and other risk factors identified in Applied's most recent periodic report and other filings made with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed, projected or implied in the forward-looking statements, and the making of such statements should not be regarded as a representation by Applied or any other person that the results expressed therein will be achieved. Applied assumes no obligation to update publicly or revise any forward-looking statements, whether due to new information, or events, or otherwise, except as required by law.

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For more information, contact Julie Kho, Applied Industrial Technologies, 1 Applied Plaza,
Cleveland, OH 44115-5020, ph. 216-426-4483, e-mail jkho@applied.com.